JPALT 2006-A1 J.P. Morgan Securities Inc.

1,090 records

Top City / Zip Codes and Pool 1

			% of							Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average		Weighted	Weighted		Weighted	Average	Average	Average	Average
	Number	Current	Current	Original	Total	Average	Average	Weighted	Average	Months	Stated	Stated	Original	Percent	Percent		Percent
Top 10 City	of	Principal	Principal	Principal	Original	Current	Net	Average	Maximum	to	Original	Remaining	Effective	Cashout	Owner	Percent	Interest	FICO
Concentrations	Receivables	Balance	Balance	Balance	Balance	Coupon	Coupon	Margin	Rate	Roll	Term	Term	LTV	Refi	Occupied	SFR - PUD	Only	Score
Miami FL	44	9,843,347.14	2.99	223,793	9,846,893	6.858	6.370	2.821	12.291	48	360.0	356.3	82.44	32.7	67.5	45.5	88.6	701.2
San Jose CA	12	5,688,053.05	1.73	474,042	5,688,500	6.620	6.230	2.250	11.595	46	360.0	358.2	76.93	35.0	93.1	93.9	90.7	725.9
Las Vegas NV	17	4,333,240.79	1.32	254,996	4,334,925	7.024	6.654	2.393	12.073	48	360.0	357.7	78.98	15.8	56.9	86.8	94.4	724.8
San Diego CA	11	4,288,451.02	1.30	390,101	4,291,109	6.205	5.809	2.709	11.925	39	360.0	355.1	79.49	20.7	73.8	83.0	91.7	706.4
Los Angeles CA	9	4,177,774.17	1.27	464,378	4,179,400	6.698	6.286	2.505	12.038	49	360.0	357.4	78.93	42.2	71.5	79.3	93.0	705.0
Orlando FL	16	4,106,430.21	1.25	256,894	4,110,308	6.714	6.325	2.725	12.328	44	360.0	356.0	77.55	10.0	56.7	88.5	76.2	689.7
Scottsdale AZ	5	3,892,963.00	1.18	778,593	3,892,963	6.709	6.265	2.442	11.738	59	360.0	359.3	53.53	67.4	97.1	97.1	100.0	747.4
Sarasota FL	7	3,785,523.05	1.15	540,861	3,786,024	6.786	6.346	2.443	11.848	57	360.0	358.7	72.50	33.5	58.5	26.9	100.0	686.7
Tampa FL	18	3,497,548.79	1.06	194,316	3,497,681	6.734	6.238	2.766	12.134	49	360.0	356.5	81.77	0.0	48.3	53.3	100.0	730.6
Tucson AZ	6	2,712,800.00	0.82	452,133	2,712,800	6.851	6.443	2.355	11.574	58	360.0	359.0	81.14	42.0	58.3	100.0	90.4	739.3
Other	945	282,723,733.33	85.92	299,603	283,124,661	6.652	6.242	2.560	11.895	48	359.5	356.5	77.31	29.1	73.7	82.0	86.0	707.7
Total:	1,090	329,049,864.55	100.00	302,262	329,465,264	6.663	6.250	2.561	11.909	48	359.6	356.6	77.27	29.2	73.1	80.7	86.8	708.5

			% of							Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average		Weighted	Weighted		Weighted	Average	Average	Average	Average
Top 10	Number	Current	Current	Original	Total	Average	Average	Weighted	Average	Months	Stated	Stated	Original	Percent	Percent		Percent
Zip Code	of	Principal	Principal	Principal	Original	Current	Net	Average	Maximum	to	Original	Remaining	Effective	Cashout	Owner	Percent	Interest	FICO
Concentrations	Receivables	Balance	Balance	Balance	Balance	Coupon	Coupon	Margin	Rate	Roll	Term	Term	LTV	Refi	Occupied	SFR - PUD	Only	Score
0	1,090	329,049,864.55	100.00	302,262	329,465,264	6.663	6.250	2.561	11.909	48	359.6	356.6	77.27	29.2	73.1	80.7	86.8	708.5
Total:	1,090	329,049,864.55	100.00	302,262	329,465,264	6.663	6.250	2.561	11.909	48	359.6	356.6	77.27	29.2	73.1	80.7	86.8	708.5

The issuer has filed a registration statement (including a prospectus) with the SEC or the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities. The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities. THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES. Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.